Exhibit 5.5

Merrill’s Wharf 254 Commercial Street Portland, ME 04101 PH 207.791.1100 FX 207.791.1350 pierceatwood.com

March 12, 2014

Catamaran Corporation

1600 McConnor Parkway

Schaumburg, IL 60173-6800

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Ladies and Gentlemen:

We have acted as special counsel to BriovaRx of Maine, Inc., a Maine corporation (“BriovaRx”) and are furnishing this opinion letter in connection with the registration statement on Form S-3 (the “Registration Statement”), filed on March 6, 2014 (File No. 333-194350) by Catamaran Corporation, a corporation organized under the laws of the Yukon Territory, Canada (the “Company”), and by certain of the Company’s subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement with the Securities and Exchange Commission (the “SEC”), including BriovaRx (each a “Guarantor” and, collectively, the “Guarantors”), with the SEC under the Securities Act of 1933, as amended. Pursuant to the Registration Statement, (i) the Company is issuing $500,000,000 aggregate principal amount of the Company’s 4.75% Senior Notes due 2021 (the “Notes”) and (ii) the Guarantors are providing guarantees of the Notes (the “Guarantees” and, together with the Notes, the “Securities”). The Notes are being issued pursuant to an Indenture, dated as of March 6, 2014 (the “Base Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) and a First Supplemental Indenture, dated as of March 12, 2014, among the Company, the Guarantors parties thereto and the Trustee (the “First Supplemental Indenture”, together with the Base Indenture, the “Indenture”).

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including facsimiles and scanned and emailed documents). As to all matters of fact, we have relied on the representations and statements of fact made in the documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

March 12, 2014

This opinion letter is based as to matters of law solely on the laws of the State of Maine, including the Maine Business Corporation Act (the “MBCA”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. BriovaRx is validly existing and in good standing as a corporation under the MBCA as of the date hereof.

2. The execution and filing with the SEC of the Registration Statement have been duly authorized by all necessary corporate action on the part of BriovaRx.

3. BriovaRx has, as of the date hereof, the corporate power to authorize the form and terms of, and the performance, issuance and sale by BriovaRx of, the Guarantee and to execute, deliver and perform its obligations under the First Supplemental Indenture.

4. The execution, delivery and performance of the First Supplemental Indenture and the issuance and sale of the Guarantee by BriovaRx has been duly authorized by all necessary corporate action on the part of BriovaRx.

The opinions expressed above are being furnished in connection with the Registration Statement. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Sidley Austin LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Notes and the Guarantees filed as an exhibit to a Current Report on Form 8-K relating to the Securities, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

PIERCE ATWOOD LLP

By:	/s/ David J. Champoux
David J. Champoux, Partner

SCHEDULE I

1. Restated Articles of Incorporation of BriovaRx, as amended, as certified by the Secretary of State of the State of Maine on March 11, 2014.

2. The Bylaws of BriovaRx as certified by an officer of BriovaRx on March 6, 2014.

3. A Certificate from the Secretary of State of the State of Maine as to BriovaRx’s existence and good standing in the State of Maine, dated March 11, 2014.

4. An Officer’s Certificate, dated March 6, 2014, executed by an officer of BriovaRx, certifying, among other things, (i) the due organization of BriovaRx, (ii) the Restated Articles of Incorporation of BriovaRx (as amended to date), (iii) the Bylaws of BriovaRx (as amended to date), (iv) resolutions adopted by the Board of Directors of BriovaRx authorizing, among other things, the execution, delivery and performance of the Base Indenture, the Supplemental Indenture and the Registration Statement and the transactions contemplated thereby, and (v) the incumbency of the officers acting on behalf of BriovaRx who executed the Registration Statement, the Base Indenture or the Supplemental Indenture.

5. An Officer’s Certificate, dated March 12, 2014, executed by an officer of BriovaRx, certifying, among other things, (i) the matters certified in the Officer’s Certificate described in paragraph 4 above and (ii) resolutions adopted by the Board of Directors of BriovaRx authorizing, among other things, the form and terms of BriovaRx’s Guarantee and of the First Supplemental Indenture executed by BriovaRx relating to the Notes issued under the Indenture as contemplated by the Registration Statement.

6. The Base Indenture.

7. The First Supplemental Indenture.